Exhibit 99.1

GeoVax Announces Appointment of David Dodd as

Chairman, President and Chief Executive Officer

Current President & CEO Robert McNally to Retire Effective August 31

ATLANTA, GA, August 14, 2018 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing human vaccines, announced today that David A. Dodd, has been appointed President and Chief Executive Officer, effective September 1, succeeding Robert McNally, PhD, who has announced his retirement. Dr. McNally will remain as a member of the Company’s Board of Directors.

“It has been a privilege to serve GeoVax, its shareholders and employees, but after 40 years in the life science industry with the last 10 years at GeoVax, I now look forward to a fulfilling retirement,” said Dr. McNally. “I remain committed to continuing to help advise and guide the company as a member of its Board of Directors and am very pleased that David Dodd has agreed to assume the role of President and CEO. David brings a wealth of experience from a successful career of leading and developing multiple companies in the life science industry. His familiarity with GeoVax vaccine targets and overall growth strategy are huge assets in moving the company forward. Also, as a long-term colleague and friend, I look forward to continuing to work with David.”

Mr. Dodd commented, “On behalf of the entire Board of Directors, GeoVax staff, and our fellow shareholders, I want to thank Bob for his service to the Company, and we anticipate his continued contributions as a member of the Board. Under Bob’s leadership, GeoVax has built an impressive pipeline of promising vaccines and immunotherapy programs to address unmet medical needs across a range of infectious diseases and cancer. I look forward to working with our excellent scientific team, our world-class collaborators and research partners to build upon the Company’s strong scientific foundation and focus on the successful development and commercialization of our novel pipeline.”

Mr. Dodd joined the GeoVax Board of Directors in March 2010 and was elected Chairman in January 2011. His executive management experience in the pharmaceutical and biotechnology industries spans more than 40 years. From September 2017 to June 2018, Mr. Dodd served as CEO, and as a member of the Board of Directors, of Medizone International, Inc., a medical device manufacturer. From April 2013 to July 2017, Mr. Dodd served as President and CEO, and as a member of the Board of Directors, of Aeterna Zentaris Inc., a drug development company. He was Chairman of the Board of Directors of Aeterna Zentaris, Inc. from May 2014 to May 2016, and continued to serve as a member of its Board of Directors until May 2018. From December 2007 to June 2009, Mr. Dodd was President, CEO and Chairman of BioReliance Corporation, a leading provider of biological safety and related testing services. From October 2006 to April 2009, he served as non-executive Chairman of Stem Cell Sciences Plc., where he oversaw the development and implementation of a strategic growth plan, implementation of an experienced executive team, and the sale of the company to Stem Cells, Inc. in April 2009. He is also the CEO of RiversEdge BioVentures, an investment and advisory firm focused on the life sciences and pharmaceuticals industries, which he founded in 2009.

During Mr. Dodd's six-year tenure as President, CEO and Director of Serologicals Corporation, the market value of that company increased from $85 million in June 2000 to an all-cash sale to Millipore Corporation in July 2006 for $1.5 billion. That successful transformation followed his five-year term as President and CEO of Solvay Pharmaceuticals, Inc. and as Chairman of its subsidiary Unimed Pharmaceuticals, Inc. Prior to that, Mr. Dodd held various senior management positions at Wyeth-Ayerst Laboratories, the Mead Johnson Laboratories Division at Bristol-Myers Squibb, and Abbott Laboratories.

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He is a frequently invited speaker and panelist at business and economic development conferences, as well as various conferences focused on the life sciences and pharmaceutical industry. He is a recipient of the Oglethorpe Award for UK-US Business Relationships, the Georgia BIO Industry Growth Award, and the FastTech 50 Growth Company Award (2000-2006) while leading Serologicals Corporation.

Mr. Dodd holds Bachelor of Science and Master of Science degrees from Georgia State University and completed the Harvard Business School of Advanced Management Program. His numerous public service activities include the American Foundation for Suicide Prevention, and the Board of Directors of the Institute of Bioengineering and Bioscience at Georgia Institute of Technology.

About GeoVax

GeoVax Labs, Inc., is a clinical-stage biotechnology company developing human vaccines against infectious diseases using its MVA-VLP vaccine platform. GeoVax was the winner of the 2018 “Best Biotech” Vaccine Industry Excellence Awards, a finalist for the 2018 “Best Prophylactic Vaccine” Award for its Zika vaccine at the World Vaccine Congress, as well as a finalist for Pipelines of Promise at Buzz of Bio 2018. The Company’s development programs are focused on vaccines against HIV, Zika, hemorrhagic fever viruses (Ebola, Sudan, Marburg, Lassa) and malaria. GeoVax also is evaluating the use of its MVA-VLP platform in cancer immunotherapy, and for therapeutic use in chronic Hepatitis B infections. GeoVax’s vaccine platform supports in vivo production of non-infectious VLPs from the cells of the very person receiving the vaccine. The production of VLPs in the person being vaccinated mimics virus production in a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection. For more information, visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent targeted infections in humans, GeoVax’s vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those under "Risk Factors" in its Form 10-K.

Contact:

Mark Reynolds

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220